 Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Mymetics Corporation
Epalinges, Switzerland

We hereby consent to the incorporation by reference in the Registration Statement on Form S8 (No. 333-195215) of Mymetics Corporation of our report dated March 30, 2020, relating to the consolidated financial statements as of and for the year ended December 31, 2019, which appears in this Form 10-K. Our report contains an explanatory paragraph regarding Mymetics Corporation’s ability to continue as a going concern.

/s/ BDO USA, LLP
Seattle, Washington

March 30, 2020